EXHIBIT 99.1

Adobe Announces Anil Chakravarthy to Become President and CEO
and Shantanu Narayen to Become Executive Chair on December 1, 2026

SAN JOSE, Calif.--(BUSINESS WIRE)--Adobe (Nasdaq: ADBE) — Adobe's Board of Directors today announced that Anil Chakravarthy, president of Adobe’s Customer Experience Orchestration business and worldwide field operations, will become Adobe’s next president and chief executive officer and join the Board of Directors effective December 1, 2026. Shantanu Narayen will transition to executive chair and work closely with Chakravarthy to ensure a smooth transition and support Adobe’s ongoing transformation.

“Adobe’s opportunity ahead is limitless with our track record in creating new market categories and world-class products. Anil is an experienced transformational leader who leads with values, integrity and a deep knowledge of our business. He has a proven record of building and delivering category-defining products that serve our broad range of customers,” said Narayen. “I could not be more confident that Anil is the right person to lead Adobe's growth in an AI-driven era and look forward to working closely with him in my new role as executive chair.”

Frank Calderoni, Lead Independent Director of Adobe, who led the special committee overseeing the selection process said, “The Board has unanimously determined that Anil is the right leader for Adobe’s next chapter of growth. Over the last six and a half years, he has transformed and expanded Adobe’s Customer Experience Orchestration business and worldwide field operations through innovation-led growth, developing and retaining talent and carrying forward Adobe's culture and values. We conducted a rigorous selection process resulting in the appointment of an outstanding CEO.”

Chakravarthy said, “I am deeply honored to have been chosen to lead Adobe during this pivotal moment. I'm energized by the opportunity to fuel growth and drive Adobe's leadership in the next era of agentic software for creativity, productivity and customer experience. Adobe has a history of building the future — not just through our technology, but through our people and our commitment to customers. Thanks to Shantanu's exceptional leadership in transforming Adobe's business model over the decades, we are well positioned to achieve Adobe's next chapter of growth. I want to thank the Board for the confidence they've placed in me. I look forward to working closely with our employees, Shantanu and the Board of Directors to continue serving our customers and transforming Adobe in the era of AI.”

Chakravarthy joined Adobe in January 2020 as executive vice president and general manager leading the Digital Experience business. In September 2020, he took on the additional responsibility of leading Adobe’s worldwide field operations serving enterprise customers with the full portfolio of Adobe’s products including creativity and productivity. In December 2021, he was promoted to president of Digital Experience and worldwide field operations.

Under Chakravarthy’s leadership, Adobe has become an industry leader in Customer Experience Orchestration solutions. He has led the development of market-leading products including Adobe CX Enterprise, GenStudio and Brand Visibility, which are category-defining products using the power of AI to deliver breakthrough customer experiences. He has been instrumental in scaling Adobe Experience Platform and the introduction of new product innovations like CX Enterprise Coworker. He successfully championed the acquisitions and integration of Workfront and Semrush.

Prior to his current role, Chakravarthy served as CEO for four years at Informatica, a global leader in enterprise cloud data management. He originally joined Informatica in 2013 as executive vice president. Before joining Informatica, Chakravarthy acquired broad experience in the technology industry through executive roles at Symantec, VeriSign and McKinsey & Company. Chakravarthy received a Bachelor of Technology in Computer Science and Engineering from the Institute of Technology, Varanasi, India and a Masters of Science and Ph.D from the Massachusetts Institute of Technology.

Adobe Q3 FY2026 Earnings Call, September 10
Adobe looks forward to hosting its Q3 FY2026 Earnings call on Thursday, September 10. The conference call will be streamed lived on the Adobe Investor Relations Site. Following the call, a recording and related materials will be available on the site.

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Contacts
Public relations contact
Ashley Levine
adobepr@adobe.com